Exhibit 99.5

Trammell Crow Company
Other Data

(UNAUDITED)

		December 31,
	June 30, 2003	2002

Number of Brokers	524	501

Managed /Leased Portfolio (in thousands):
Property management square footage	252,637	261,079
Facilities management square footage	185,168	254,060
Leased only square footage	89,512	94,864
Total Portfolio	527,317	610,003

Development Inventory (in millions):
In process inventory	$3,425	$3,605
Pipeline inventory	834	1,398
Total Inventory	$4,259	$5,003